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                                 Exhibit 23.1

                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Pitt-Des Moines, Inc. Long Term Incentive Stock Plan of 1997 and to the incorporation by reference therein of our report dated March 2, 1998, with respect to the consolidated financial statements of Pitt-Des Moines, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
December 7, 1998